FORM 5      UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549

            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                Filed pursuant to Section 16(a) of the
              Securities Exchange Act of 1934, Section 17(a)
            of the Public Utility Holding Company Act of 1935
          or Section 30(f) of the Investment Company Act of 1940

/   /     Check box if no longer subject to Section 16.
          Form 4 or Form 5 obligations may continue.
          See instruction 1(b).

/   /     Form 3 Holdings Reported
/   /     Form 4 Transactions Reported


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1.  Name and Address of Reporting Person

    Black                Lennox              K.
    ----------------------------------------------
    (Last)               (First)          (Middle)

    630 West Germantown Pike, Suite 461
    ----------------------------------------------
                  (Street)

    Plymouth Meeting             PA          19462
    ----------------------------------------------
    (City)                     (State)        Zip)


2.  Issuer Name and Ticker or Trading Symbol

    Penn Virginia Corporation (PVA)
    ----------------------------------------


3.  Statement for Month/Year

    December 1997
    ----------------------------------------


4.  If Amendment, Date of Original (Month/Year)

    None
    -----------------------------------------


5.  Relationship of Reporting Person to Issuer
    (Check all applicable)

    /XX/  Director                      /  /  10% Owner
    /  /  Officer (give title below)    /  /  Other (specify below)

    --------------------------------


6.  Individual or Joint/Group Filing (Check applicable line)

    /XX/   Form Filed by one Reporting Person
    /  /   Form filed by more than one Reporting Person




TABLE I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned

                                      2. Transaction
                                         Date               3. Transaction
1.  Title of Security                    (Mo/Day/Yr)           Code
    ---------------------------------    ------------          ------------
    Common Stock ($6.25 par value)       12/24/97              G


                                      4. Securities Acquired (A)
                                         or Disposed of (D)
                                         -------------------------------
1.  Title of Security                    Amount    (A) or (D)    Price
    ---------------------------------    --------  ----------  ---------
    Common Stock ($6.25 par value)       2,000      D          N/A


                                      5. Amount of
                                         Securities      6. Ownership
                                         Beneficially       Form:
                                         Owned at End       Direct (D)
                                         of Issuer's        or Indirect
1.  Title of Security                    Fiscal Year        (I)
    ---------------------------------    --------------     ------------
    Common Stock ($6.25 par value)       61,052                D
                                          2,000                I


                                      7. Nature of Indirect Beneficial
1.  Title of Security                    Ownership
    ---------------------------------    ------------------------------
    Common Stock ($6.25 par value        By Spouse


TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
            OWNED(e.g. puts, calls, warrants, options, convertible securities)

                                      2. Conversion or
                                         Exercise Price      3. Transaction
                                         of Derivative          Date
1. Title of Derivative Security          Security               (Mo/Day/Yr)
   ---------------------------------     -------------          -----------
   None


                                                            5. Number of
                                                               Derivative
                                                               Securities
                                                               Acquired (A)
                                                               or Disposed of
                                                               (D)
                                                               --------------
1. Title of Derivative Security        4. Transaction Code     (A)       (D)
   ----------------------------------     -----------------     ------  -----
   None


                                                           7. Title and
                                                              Amount of
                                      6. Date Exercisable     Underlying
                                         and Expiration       Securities
                                         Date                 ---------------
                                         (Mo/Day/Year)                 Amount
                                         -----------------                or
                                         Date      Expira-             Number
                                         Exer-     tion                   of
1. Title of Derivative Security          cisable   Date       Title    Shares
   ----------------------------------    --------  --------    ------  ------
   None

                                                           9. Number of
                                                              Derivative
                                                              Securities
                                       8. Price of            Beneficially
                                          Derivative          Owned at End of
1. Title of Derivative Security           Security            Year
   ----------------------------------     -----------------  ---------------
   None


                                      10. Ownership of
                                          Derivative       11. Nature of
                                          Security             Indirect
                                          Direct (D) or        Beneficial
1. Title of Derivative Security           Indirect (I)         Ownership
   ------------------------------      ----------------      ----------------
   None



Explanation of Responses:

(1) On August 15, 1997, the common stock of Penn Virginia Corporation split 2-for-1 resulting in the reporting person's acquisition of 31,526 additional shares of common stock.

Intentional misstatements or omissions of facts constitute Federal Criminal Violations.


Lennox K. Black                             February 10, 1998
-----------------------------               ----------------------
Signature of Reporting Person                     Date



By: /s/ Nancy M. Snyder
    -------------------------
    Nancy M. Snyder
    General Counsel and Corporate Secretary